                                                            EXHIBIT 14

Our Values in Action

A message from the Chairman

Caterpillar people come from many places. Our backgrounds and experiences are different. So are the businesses we work for within Caterpillar—each with its own unique culture and character. And we are clearly a better company because of this diversity. But what brings us together?

I believe the answer lies in our roots and the Caterpillar culture that’s grown from this foundation over the years. Our Worldwide Code of Conduct, first published in 1974, defines what we stand for and believe in, documenting the uncompromisingly high ethical standards our company has upheld since its founding in 1925. This updated version builds on that heritage and takes it a step further by explicitly describing the values-based culture we are building across our company.

The Code of Conduct is the most important document we produce at Caterpillar. Its purpose is not to provide a set of rules that covers every situation or challenge we may face, but to serve as a daily guide for putting our values in action. It explains what integrity, excellence, teamwork, and commitment mean to us and how we use these values to make sound, ethical decisions in the best interests of all Caterpillar stakeholders.

When we all work to understand the values contained in this document and guide our individual behavior by them, we protect one of our greatest assets—our reputation. Every decision we make, every action we take, can affect employee morale, the way the world perceives our company and the sustainable results we achieve—factors that impact our own lives and livelihoods. In great measure, we have achieved our worldwide leadership position by upholding our reputation for acting with the highest values and principles. We will continue to lead only if we keep that reputation intact.

Generations of Caterpillar people before us built an honorable reputation and exceptional culture through their words and deeds. Now it’s our turn to carry the banner. What a tremendous responsibility and opportunity. Let’s work together to make those who came before us proud and set an example for those who will follow.

Thanks in advance for taking the time to read and understand our Code of Conduct—and more importantly, for taking personal responsibility to be sure we always live up to these expectations.

James W. Owens, Chairman and Chief Executive Officer

INTEGRITY

The Power of Honesty

Integrity is the foundation of all we do. It is a constant. Those with whom we work, live and serve can rely on us. We align our actions with our words and deliver what we promise. We build and strengthen our reputation through trust. We do not improperly influence others or let them improperly influence us.  We are respectful and behave in an open and honest manner. In short, the reputation of the enterprise reflects the ethical performance of the people who work here.

We put Integrity in action when…

We Are Honest and Act with Integrity
We hold ourselves to the highest standard of integrity and ethical behavior. We tell the truth. We promise only what we can reasonably expect to deliver. We strive to keep our commitments. Our company’s shareholders, customers, dealers, those with whom we do business, and our fellow employees must be able to trust what we say and to believe that we will always keep our word.

We Avoid and Manage Conflicts and Potential Conflicts of Interest
We must not engage in activities that create, or even appear to create, conflict between our personal interests and the interests of the company. These situations arise where a personal interest or family or other relationship makes it difficult for an individual to represent the company fully and fairly. Conflicts of interest can arise in any part of Caterpillar’s operations. The most serious conflicts of interest usually arise where an employee or former employee has authority to spend the company’s money, has authority to hire or engage a person outside the company, or has information that could be valuable to a person outside the company. A conflict of interest or the appearance of a conflict of interest very often arises where an employee is offered a gift, favor, or entertainment. While some of this activity is part of a normal business relationship, we do not accept gifts, favors, or entertainment that have a value greater than we could reasonably reciprocate or that obligate or appear to obligate us to act in any way contrary to the law, Caterpillar business interests or Caterpillar’s ethical business practices.

We Compete Fairly
Caterpillar believes that fair competition is fundamental to free enterprise. In relationships with competitors, dealers, suppliers, and customers, we avoid arrangements that restrict our ability to compete with others. There must be no arrangements or understandings with competitors affecting prices, terms upon which products are sold, or the number and type of products manufactured or sold.

We Ensure Accuracy and Completeness of our Financial Reports and Accounting Records
Investors, creditors, and others have a legitimate interest in our company's financial and accounting information. The integrity of Caterpillar’s financial reports and accounting records is based on validity, accuracy, completeness, timeliness and understandability of basic information supporting entries to the company's books of account. We will ensure every accounting or financial entry accurately reflects that which is described by the supporting information. We expect employees involved in creating, processing, or recording such information to be personally responsible for its integrity. The same standards of integrity that apply to external financial reporting also apply to the financial statements that are used as internal management tools.

We Are Fair, Honest and Open In Our Communications
We communicate with each other in a respectful, fair, honest and open manner. We keep investors, creditors, securities trading markets, employees, dealers, suppliers, and the general public informed on a timely basis through public release of relevant and understandable financial and other information about our company. In releasing information about Caterpillar, we make every effort to ensure that full disclosure is made to everyone without preference or favoritism to any individual or group. We respond to public inquiries -- including those from the news media, governments, and others -- with prompt, courteous, honest answers through members of our executive leadership and employees who are authorized to speak publicly on behalf of Caterpillar.

We Handle “Inside Information” Appropriately and Lawfully
Inside information may be defined as information about a company not known to the public. Such information - certain financial data, technical materials, and future plans for example - may have significant value to others and therefore must be kept strictly confidential. Anyone who has "material" inside information about Caterpillar must not use it for personal gain or provide it to others. Information is "material" if an investor would consider it important in making an investment in Caterpillar or in another organization. A Caterpillar employee who has undisclosed information about a supplier, customer, or competitor should not trade in that company's stock, nor should an employee advise others to do so. We expect all employees, their families, and others whose relationships with Caterpillar give them access to such information to comply with these principles.

We Refuse to Make Improper Payments
In dealing with public officials, other corporations, and private citizens, we firmly adhere to ethical business practices. We will not seek to influence others, either directly or indirectly, by paying bribes or kickbacks, or by any other measure that is unethical or that will tarnish our reputation for honesty and integrity. Even the appearance of such conduct must be avoided.

EXCELLENCE

The Power of Quality

We set and achieve ambitious goals. The quality of our products and services reflects the power and heritage of Caterpillar -- the pride we take in what we do and what we make possible. We are passionate about people, process, product, and service excellence. We are determined to serve our customers through innovation, continuous improvement, an intense focus on customer needs, and a dedication to meet those needs with a sense of urgency. For us, Excellence is not only a value; it is a discipline and a means for making the world a better place.

We put Excellence in action when…

We Establish a Work Environment That Supports Excellence
Caterpillar employees expect our work environment to promote personal achievement, continual learning, and a feeling of self-worth. Employees have the right to express their good-faith opinions about how we can improve our own performance and the performance of the company. We actively listen, respond, encourage teamwork, and make decisions based on facts and data.

We Select, Place and Evaluate Employees Based on their Qualifications and Performance
Caterpillar selects employees, and places them in positions, based on their personal qualifications and skills for the job. We evaluate and reward employees based on the quality of the work they do and the contributions they make to Caterpillar.

We Provide Employees with Opportunities to Develop
We ask employees to give their best efforts, learn from their successes and setbacks, and pursue opportunities to improve their performance on their own initiative, as well as through continual learning programs offered by the company. We encourage self-development and will assist employees in mastering their current jobs and improving their job skills. We are committed to assuring opportunities for all employees to develop their abilities and contribute to Caterpillar's success.

We Accept Nothing But the Best Quality in Our Products and Services
Our strong commitment to excellence, and our focus on the needs of our customers, drives us to continuously improve the quality and reliability of our products and services. Historically, we have been recognized for providing the highest quality. Our continued success depends on exceeding the quality expectations of our customers and standing behind everything we do.

We Focus on Delivering the Highest Value to Our Customers, Always with A Sense of Urgency
We have built a reputation for excellence by listening to our customers, understanding their needs, and delivering products and services that help them succeed. Our customers expect the best from Caterpillar, and each of us must ensure that our individual decisions and actions contribute to a positive perception of the company, enhance our customers’ satisfaction, and promote their loyalty. We aim to deliver the highest possible value in the products and services we offer to our customers and to deliver that value with a sense of urgency. Our commitment to continuous improvement in all we do makes that possible.

We See Risk As Something to be Managed, And As Potential Opportunity
Because we realize that business and risk are inseparable, we proactively identify, assess and manage risks that have the most potential to impact our business. For us, managing risk also involves looking for opportunities for potential competitive advantage.

We take an “Enterprise Point of View”
Taking an “enterprise point of view” means promoting the best interests of our company as a whole, even where we may have to make sacrifices at the local level. While entrepreneurial thinking in our local business units is critical to our business success, we must always base decisions on what is best for Caterpillar as a whole.

TEAMWORK

The Power of Working Together

We help each other succeed. We are a team, sharing our unique talents to help those with whom we work, live and serve. The diverse thinking and decision making of our people strengthens our team. We respect and value people with different opinions, experiences and backgrounds. We strive to understand the big picture, then do our part. We know that by working together, we can produce better results than any of us can achieve alone.

We put Teamwork in action when…

We Treat Others with Respect and Do Not Tolerate Intimidation or Harassment
The full value of each individual's contribution can be realized only when we treat one another with the respect, trust, and dignity we ourselves expect. Caterpillar insists on a work environment free of intimidation and harassment. As individual employees, we have the right to expect a positive working environment, along with the responsibility to speak out and ask for change if we observe conduct that runs contrary to this principle.

We Treat People Fairly and Prohibit Discrimination
We build and maintain a productive, motivated work force by treating all employees fairly and equitably. We respect and recognize the contributions of employees as well as other stakeholders. We will select and place employees on the basis of their qualifications for the work to be performed, considering accommodations as appropriate and needed -- without regard to their race, religion, national origin, color, gender, sexual orientation, age, and/or physical or mental disability. We support and obey laws that prohibit discrimination everywhere we do business. We expect to conduct our business in such a way that employees will not feel the need for representation by unions or other third parties. Where employees have chosen such representation, or been required by law to do so, we will pursue an honest, business-like approach in working with those representatives.

We Foster an Inclusive Environment
We understand and accept the uniqueness, and are non-judgmental regarding differences, of individuals. We value the diversity of unique talents, skills, abilities, and experiences that enable Caterpillar people to achieve superior business and personal results. We know that when we seek out, and are receptive to, different points of view this brings many benefits to Caterpillar -- innovative solutions and approaches to decision-making that can strengthen the company and make us more successful.

We Conduct Business Worldwide With Consistent Global Standards
As a global company, we understand that there are many differing economic and political philosophies and forms of government throughout the world. We acknowledge the wide diversity that exists among the social customs and cultural traditions in the countries in which we operate. We respect such differences, and to the extent that we can do so in keeping with the principles of our Code of Conduct, we will maintain the flexibility to adapt our business practices to them. We will leverage our global experience to achieve the best results for the enterprise.

We Collaborate With Key Entities and Organizations Outside Our Company
The company’s strength and longevity are the result of our ability to sustain long-lasting, mutually rewarding relationships with our customers, dealers, suppliers, investors, and others with whom we do business. We engage in meaningful dialogue with these business partners as well as appropriate governmental and non-governmental organizations. We listen, learn and innovate, and we continuously work to strengthen these relationships through conscientious, trustworthy behavior.

We Build Outstanding Relationships with Our Dealers and Distribution Channel Members
Our dealers and other distribution channel members serve as a critical link between our company and our customers worldwide. We rely on them to participate with us as partners in building and maintaining the long-standing customer relationships that have made Caterpillar successful. We value their positive contributions to our reputation and their deep commitment to the customers and communities they serve. We sustain our outstanding relationships with them through trust, communication and shared rewards. We work constantly with them to provide products, services, and support solutions necessary to satisfy customer needs worldwide.

We View Our Suppliers As Our Business Allies
We seek strong, mutually rewarding business relationships with suppliers who can enhance the quality of our products and services. We look for suppliers and business allies who demonstrate strong values and ethical principles and who support our commitment to quality. We avoid those who violate the law or fail to comply with the sound business practices we promote. No supplier is required to buy Caterpillar products in order to compete for business or to continue as a supplier. We do reserve the right, consistent with applicable law, to require suppliers to use Caterpillar equipment when performing work on Caterpillar premises and where Caterpillar offers a product appropriate for the work being performed. We encourage fair competition among our potential suppliers, contractors, and other vendors, and work equitably and reasonably with all.

COMMITMENT

The Power of Responsibility

We embrace our responsibilities. Individually and collectively we make meaningful commitments -- first to each other, and then to those with whom we work, live and serve. We understand and focus on the needs of our customers. We are global citizens and responsible members of our communities who are dedicated to safety, care for our environment, and manage our business ethically. We know it is both our duty and our honor to carry the Caterpillar heritage forward.

We put Commitment in action when…

We Take Personal Responsibility
Using our individual skills and talents, we each take personal responsibility for meeting our shared goals and keeping our commitments.

We Protect the Health and Safety of Others and Ourselves
As a company, we strive to contribute toward a global environment in which all people can work safely and live healthy, productive lives, now and in the future. We actively promote the health and safety of employees with policies and practical programs that help individuals safeguard themselves and their co-workers. As employees, we take many precautions to prevent occupational illness or injury, and we make appropriate changes in our behavior or work environment that will contribute to improving the health and safety of others and ourselves. We are committed to providing our customers with products and services that are the safest and most reliable available in the marketplace. We actively promote safety and safe practices throughout our value chain - from suppliers to end users.

We Protect Our Hard Assets, Our Brands and Our Other Intellectual Property
We go to extraordinary lengths to preserve, protect, and responsibly use all of our assets. This includes tangible as well as intangible assets, such as our brands, technology, business information, and intellectual capital. We will not make unauthorized disclosure of trade secrets or other sensitive information belonging to the company, our customers, dealers or suppliers -- either during employment by our company or thereafter. While we may hire individuals who have knowledge and experience in various technical areas, we do not employ people as a means of gaining access to trade secrets and sensitive information of others. We have a personal responsibility to use every appropriate means to safeguard our company's assets from loss, theft, or misuse.

We Safeguard Our Confidential Information
We consider every piece of information we own an asset. Some of it we share with others through advertising, product documentation, news releases, and public financial reporting. Everything else -- including trade secrets, confidential financial information, new product or service development plans, and other sensitive corporate and personal information -- we protect through careful attention to interpersonal communication, the secure use of all communications media and, where appropriate, legally enforceable agreements.

We Use Electronic Communications Technology Responsibly and Professionally
Electronic communication technology plays a vital role in how we conduct our business every day. Access to the Internet and use of Caterpillar Intranet systems, e-mail, telephones, portable telephones, digital assistants and fax machines, have become increasingly important. The company maintains this technology for legitimate business activities by authorized individuals, and to support a positive, professional business climate. As employees, we are expected to use such technology responsibly and professionally at all times.

We Recognize and Respect Personal Privacy
We recognize and respect the personal information privacy interest of individuals. We collect and process only relevant, accurate information needed or appropriate for business purposes, and do so only by lawful and fair means. We appropriately safeguard the security and confidentiality of company records containing personal information whether those records are held by Caterpillar or by a Caterpillar business partner, and limit access to such information only to those who have a legitimate business need for it when permitted by law.

We Support Environmental Responsibility Through Sustainable Development
Our products and services are intended to support sustainable development of global resources and they will meet or exceed applicable regulations and standards wherever they are initially sold. We establish and adhere to environmentally sound policies and practices in product design, engineering, and manufacturing. We educate and encourage our customers to use the products they purchase from us in environmentally responsible ways. We take effective steps to continually increase the natural resources efficiency and cleanliness of our facilities. We offer leadership and financial support to industry and community initiatives that share our commitment to the environment.

We Are Pro-Active Members of Our Communities
As individuals and as a company, we contribute significant time and resources to promoting the health, welfare, and economic stability of our communities around the world. We encourage all employees to participate in community activities that promote the common good. We believe that our success should also contribute to the quality of life in, and the prosperity and sustainability of, communities where we work and live.

We Make Responsible Ownership and Investment Decisions
Caterpillar investments must be compatible with social and economic priorities, local laws, customs, and traditions of the countries where we do business. In all cases, our conduct should promote acceptance and respect for our company. We also expect that our host countries will recognize our need for stability, growth, and business success, and that they will honor their agreements, including those relating to rights and properties of citizens of other nations.

We Participate in Public Matters in an Appropriate Manner
Our employees should feel free to participate in public matters and political processes according to their individual beliefs and citizenship rights. Where we participate as individuals in public matters or the political process we must be mindful that such activity is done in our individual capacity as private citizens and not on behalf of our company, and we must make this clear to all involved. The company supports committees aimed at encouraging political contributions by individuals and, from time to time -- with the approval of the Chairman -- may make political contributions as laws allow.

Living by the Code

Integrity. Excellence. Teamwork. Commitment. The words in this Code of Conduct define us. Despite our differences -- in geography, culture, language, and business -- we are one Caterpillar, one company united by these common principles and a shared commitment to the highest standards of conduct.

While we conduct our business within the framework of applicable laws and regulations, for us, mere compliance with the law is not enough. We strive for more than that. Through our Code of Conduct, we envision a work environment all can take pride in, a company others respect and admire, and a world made better by our actions. Together, we are laying the foundation for the values-based culture that will carry us forward to even higher levels of success. Together, we are upholding the reputation of one of the world's great companies -- and strengthening it for tomorrow.

This Code of Conduct applies to the daily activities of employees of Caterpillar Inc. and its subsidiaries and affiliates worldwide and members of the Board of Directors of Caterpillar Inc. Each of us is personally responsible to read the Code of Conduct, understand what it means, and apply it consistently. Those in our company who lead others hold a special position as advisors on how we conduct ourselves as representatives of Caterpillar.

Reporting Rights and Responsibilities

Each of us who becomes aware of a circumstance or action that violates, or appears to violate, the Code of Conduct, enterprise policy or applicable law, should contact his or her supervisor or local management as soon as possible. Each of us has a further personal right and responsibility to report any circumstance or action that violates, or appears to violate, the Code of Conduct, enterprise policy or applicable law. We must use these reporting rights responsibly and must report issues only where we reasonably believe there has been a violation, and not where the report is intended to be harassing, is based on personal opinion only, or is otherwise trivial. You can raise a question or concern, or make such a report, to your supervisor, local business unit management, or the Office of Business Practices.

No Retaliation Policy

Caterpillar will not take any action against you as a result of raising an ethical issue in good faith. Also, Caterpillar does not tolerate any reprisal by any individual against an employee for raising a concern or making a report in good faith.

If you are not able to get an answer to a question, or resolve an issue, under the Code of Conduct by working with your supervisor or local management, you can contact the Office of Business Practices:

Direct Telephone: +1-309-494-4393 (English only)

Toll-Free Helpline: Caterpillar maintains toll-free Helpline numbers in various countries. Inside Canada, the United States and the U.S. Virgin Islands the number is 1-800-300-7898. Toll-free numbers currently in effect for other countries are posted on the Caterpillar Intranet at https://codeofconduct.cat.com and language translation is available for those numbers.

Call Collect Helpline: +1-770-582-5275 (language translation available)

Confidential Fax: +1-309-494-4818

Internet E-Mail: BusinessPractices@cat.com

You can request a copy of the Office of Business Practices Data Privacy Statement using any of the methods listed above.

Policy Letters and Additional Information

Enterprise Policy Letters and other more detailed company policies, as well as additional information and guidance on this Code of Conduct, are available to employees on the Caterpillar Intranet at https://codeofconduct.cat.com, or by contacting the Office of Business Practices using any of the methods listed previously. The Policy Letters in force at the time this Code of Conduct was published are:

1.  Company Owned Facilities
2.  Safeguarding Company Assets
3.  Worldwide Product Uniformity
4.  Establishing and Maintaining Uniform Nomenclature
5.  Warranties
6.  Metrication
7.  Marketing of Caterpillar Branded Engines and Components to Original Equipment Manufacturers (OEMs)
8.  Selection, Appointment, and Termination of Dealers
9.  Purchase of Materials and Services
10.  Business Entertainment, Favors and Gifts
11.  Legal Matters
12.  Oral and Written Contracts
13.  Indemnification of Employees
14.  Intellectual Property Rights
15.  Company Attitudes on Partisan Politics and Public Issues
16.  Prohibition Against Certain Payments To Public Officials
17.  Freer Trade
18.  Public Communications
19.  Employment of Relatives
20.  Positions With Organizations Other Than Caterpillar
21.  Safeguarding Confidential Information
22.  Production/Parts Material Priorities
23.  Security of Electronically Processed Information
24.  Modems Attached to the Caterpillar Network
25.  Electronic Communications
26.  Government Contracts
27.  Data Privacy

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